Savient Pharmaceuticals, Inc.

SVNT

Q4 2008 Earnings Call

February 26, 2009

Operator: Welcome to Savient's Fourth Quarter Year End 2008 Earnings Call. At this time, all participants are in a listen-only mode. Following management's prepared remarks, we will hold a Q&A session. [Operator Instructions]. As a reminder, this conference is being recorded today, February 26, 2009.

I would now like to turn the conference over to Philip Yachmetz, Senior Vice President, General Counsel for Savient Pharmaceuticals. Please go ahead, sir.

Philip Yachmetz, Senior Vice President, General Counsel

Good morning and thank you for participating in today's fourth quarter Year End 2008 financial results conference call. Last evening, we issued a press release providing details and highlights of the fourth quarter and year-end results. The press release and others are available on our website at www.savient.com.

Before we begin, I would like to read our Safe Harbor statement. Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding the efficacy and safety of KRYSTEXXA or pegloticase, our BLA filing with the FDA, and the priority review process, the Arthritis Advisory Committee, the possibility of obtaining regulatory approval for KRYSTEXXA in the United States or outside the United States, or preparations for commercialization of KRYSTEXXA, no inference of the overall success with respect to these matters nor guarantee of approval can be implied, as these matters are subject to the independent review, analysis and approval of regulatory authorities and are also subject to a number of risks and uncertainties.

We encourage you to review the company's past and future filings with the Securities and Exchange Commission, including without limitation the Company's quarterly reports on Form 10-Q and our annual reports on Form 10-K, which identify important risk factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, February 26, 2009. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are Paul Hamelin, President; and David Gionco, Vice President and Chief Financial Officer.

I'd like to now turn the call over to Paul Hamelin.

Paul Hamelin, President, Principal Executive Officer

Thank you, Phil. Good morning everyone and thank you for joining us today. I'd like to start actually by welcoming David Gionco, who is recently been appointed the Vice President and Chief Financial Officer. David has been a member of the Savient team for the past three years, serving as Vice President of Finance and Controller and he has a proven track record as a qualified and experienced leader within our organization. We're going to hear from David a little bit later in this webcast on the financials.

The focus of today's discussion will be really to review the highlights of the last few weeks and update our progress in the review process with the FDA. We will then turn the call over to David to review our fourth quarter and year-end 2008 financials; followed by a discussion about our transition to a commercial organization and the potential for KRYSTEXXA.

Just to summarize the last four months, we filed our BLA on October 31 of 2008 and then in mid-November, the Board formed BLA Oversight Committee to work with the new leadership of the company. Shortly thereafter, the new management team and the BLA Oversight Committee began the process of bringing external independent leading experts in to conduct a rigorous review and to generate an additional analysis and interpretation of the BLA application that we filed in October.

In January, we strengthened our interactions with the Oversight Committee, when we retained Dr. Lee Simon as a consultant to serve more directly in the day-to-day management of activities relating to the FDA's review of our BLA, as well as preparations for the Advisory Committee.

In parallel to these efforts, we were and continue to be receiving review-related requests from the FDA for additional information or analysis relating to our submissions. We believe the formation of the Committee and the review by independent experts has had a very positive impact on our overall efforts in this regulatory process.

At the end of December, we announced the FDA's agreement to file our BLA and a grant of priority review. A priority review designation is assigned to drugs that are deemed by the FDA to have the potential to provide an important advancement in treatment, or provide a treatment for which there is no adequate therapy available.

In January, we submitted several amendments to our application, which we believe have strengthened and clarified the BLA. This key step, we believe, will lead to a more successful advisory panel review at a greater potential for a positive action by the FDA on or around the assigned PDUFA action date.

In our conference call on February 12, two weeks ago today, we provided a comprehensive and extensive review of the safety data for KRYSTEXXA, including the data from a Phase 3 studies, the Open Label Extension and the 120-day safety update. To assure absolute clarity, at this time, we would like again to review the cardiac adjudication report for the Phase 3 study. To be clear, this is the same information that we reported on the February 12th webcast from the independent post-hoc blinded and un-blinded cardiovascular adjudication that was completed last month and filed with the FDA. We believe this clarifies the cardiovascular safety profile of KRYSTEXXA. A group of three independent cardiovascular experts, which we'll refer to as the Cardiovascular Adjudication Committee, conducted a blinded post-hoc adjudication of cardiovascular serious adverse events from the Phase 3 double-blind controlled studies.

The purpose of this Committee was to perform the adjudications utilizing the Antiplatelet Trialists' Collaboration or APTC criteria to determine if there was a cardiovascular APTC or non-APTC event that occurred during the trial. This is a standard type of cardiovascular analysis that is well accepted by the FDA and is quite common today and provides a rigorous level of analysis.

The panel of experts found that three APTC cardiovascular events and ten non-APTC cardiovascular events occurred in the treatment arms and no APTC or no non-APTC events occurred in the placebo group. As reported earlier, the total number of APTC and non-APTC adjudicated cardiovascular events were therefore, imbalanced across the three treatment arms of the Phase 3 trial. We have also reported that the clinical investigators, the Adjudication Committee and the company do not believe there is a causal relationship with these events to KRYSTEXXA. This imbalance does not necessarily imply a causal relationship or link to KRYSTEXXA due to several factors. Therefore, we believe we will not have a negative impact in the review by the FDA of our BLA.

Let me cover these confounding factors. As we have reported earlier, first there was no functional clustering of cardiovascular events determined either in the APTC or non-APTC events. Second, it was a small sample size. The small sample size in association with the inherent imbalance of the 2:2:1 randomization along with a small number of events, either APTC or non-APTC, is a confounding factor. Third, it is very difficult to assign causality in this sick population, which we've noted and review of the baseline risk factors for cardiovascular outcomes were 84% of these patients had pre-existing cardiovascular conditions upon entering the trial; and a third of these patients had between three or six independent known cardiovascular risk factors prior to study entry.

Furthermore, we know from numerous epidemiologic studies that patients suffering from the consequences of hyperuricemia, include an increased risk of a poor cardiovascular outcome without drug therapy. Therefore, we've concluded and we believe that appropriate product labeling and a high-quality detailed REMS program will provide the FDA and healthcare professionals the ability to provide the treatment-failure population with what we believe is a disease modifying therapy, while further monitoring the safety of KRYSTEXXA.

Commercially, we've slowed down our efforts in hiring and completing key pre-launch programs in recognition of the 90-day extended review clock by the FDA. For those of you who have listened or participated in past webcasts, know that we have intentionally, for at least the last year, laid out our commercialization spend and hiring to mirror or to follow the review process.

This allows us as a company to manage our cash burn efficiently. We also took the opportunity in December, when I took over my new responsibilities, to institute some new additional internal cost savings programs in order to continue to manage our cash efficiently and allow us to the opportunity to launch KRYSTEXXA with an approval in 2009.

At this point, I'd like to turn the call over to David to review our year-end financials.

David G. Gionco, Chief Financial Officer, Vice President, Treasurer

Okay. Thanks, Paul. Let's review the operating results for the fourth quarter and year-end results of 2008 that we reported in last night's press release.

Since I will only be discussing highlights from our financial results, I refer you to our annual report on Form 10-K for more specifics and detail. We plan to file our Form 10-K next week on Monday, March 2.

The net loss for the fourth quarter of 2008 was $24.2 million or $0.45 per share compared with a net loss of $16.6 million or $0.31 per share for the fourth quarter of 2007. The increase in the loss for Q4 2008 versus Q4 2007 resulted primarily from $3 million in higher expenses relating to the continued manufacturing of launch quantities of KRYSTEXXA, technology transfer and clinical development work.

Additionally, contributing to the higher net loss was a $2.5 million reduction in investment income, due to lower cash and short-term investment balances coupled with lower yields on those investments.

Looking more closely at the detail, total revenues for the fourth quarter of 2008 were $1.1 million, a reduction of $800,000 for the same period in 2007, as a result of increased generally competition for Oxandrin and our own authorized generic product, oxandrolone. We expect that sales of Oxandrin and oxandrolone will continue to decline or remain consistent in future periods due to the impact of generic competition.

Research and Development expenses were $17.7 million in the fourth quarter of 2008, up from $14.7 million in Q4 2007, an increase of $3 million. The increase in R&D was mainly due to $4.6 million in higher manufacturing-related expenses related to the completion of the first commercial batches of KRYSTEXXA and the process validation and the technology transfer to our secondary source supplier of KRYSTEXXA bulk Active Pharmaceutical Ingredient, which we refer to as API.

These increases were partially offset by lower clinical trial expenses of $2.3 million as our Phase 3 clinical trials for KRYSTEXXA were completed in late 2007. Selling, general and administrative expenses were $8.3 million in the fourth quarter of 2008, a decrease of $1.5 million from Q4 of 2007. The decrease was primarily due to a $3.2 million reduction in stock-based compensation expense related to a restricted stock award that contained a market condition for which the derived service period was not met.

In addition, stock-based compensation expense related to restricted stock awards that contained performance conditions also decreased from the prior year quarter as the majority of these awards were expensed in the fourth quarter of 2007, as a result of performance objectives being met or expected to be met. Partially offsetting these decreases in expense was accrued severance costs.

We reported net investment expense of $600,000 compared with net investment income of $1.9 million for the fourth quarter of 2007, a decrease of $2.5 million. The lower investment income is due to decreases in dividend and interest income driven by lower cash, cash equivalents and investment balances in addition to lower yields earned on these investments.

The decrease in the current quarter is also attributable to approximately $700,000 of realized investment losses resulting from redemptions and impairment write-downs from our investment in the Bank of America's Columbia Strategic Cash Portfolio.

We ended the fourth quarter 2008 with $78.6 million in cash, and short-term investments, down $63.8 million from the year-end balances which was in line with our expectations. Most of our investments are maintained in highly liquid, Treasury-only money markets funds at the end of 2008.

We continue to monitor our cash levels through our current operating plan and have instituted various strict cost savings initiatives to reduce our cash burn rate. Based on our current operating plan, we are forecasting that we have enough cash to fund our operations for the next 12 months. During this period, we will continue to support the development of KRYSTEXXA, and most importantly prepare for the launch of the product.

Let me now touch on some of the year-to-date highlights for which explanations are fairly consistent with the activities for the fourth quarter. The net loss for the year was $84.2 million or $1.50 per share -- $1.57 per share compared with a net loss in 2007 of $48.7 million or $0.93 per share.

Revenues in 2008 were $3.2 million, down $10.8 million from 2007 mainly due to increased generic competition for Oxandrin and oxandrolone as previously discussed.

R&D expenses in 2008 were higher by $4.6 million due to an increase in manufacturing related cost for the production of our first commercial batches of KRYSTEXXA and process validation and technology transfer to our secondary source supplier.

Additionally, we incurred increased expenses associated with the preparation of our BLA filing. These increases in expenses were partially offset by lower clinical trial expenses, as our Phase 3 clinical trials for KRYSTEXXA were completed in late 2007.

SG&A expenses were higher in 2008 by $4.5 million due to an increase of $3.9 million in legal expenses as a result of our patent infringement litigation with Upsher-Smith and the settlement of loss contingencies related to two legal proceedings.

The increase in expense was also driven by higher marketing costs of $1.9 million relating to the preparation for the commercial launch of KRYSTEXXA as well as accrued severance costs. Partially offsetting the increased costs were $1 million in lower bonus expense and the reversal of approximately $1.5 million in stock-based compensation expense related to a restricted stock award that contained a market condition. Investment income for the year ended December 31, 2008 was $1.1 million compared with $8.8 million for the year ended December 31, 2007, a decrease of $7.7 million or 87%. The lower investment income was due to decreases in dividends and interest income driven by lower cash, cash equivalents and investment balances, in addition to lower yields earned on those investments.

The decrease is also attributable to approximately $1 million of realized losses resulting from redemptions and impairment write-downs on our investment in the Columbia Strategic Cash Portfolio during 2008.

This concludes the financial piece of the conference call and I'd like to now turn over the call to Paul.

Paul Hamelin, President, Principal Executive Officer

Thank you, David. In the last 11 weeks starting in mid-December, much has been accomplished as we outlined earlier in this call. We've spent significant amount of time with outside experts, analyzing, re-analyzing the data from the totality of the clinical trial and Open Label Extension programs.

On February 12, Dr. Lee Simon provided a comprehensive and extensive report on the cardiovascular safety and patient deaths during the entire program, including the Phase 3, placebo controlled trials, the Open Label Extension and we also included additional safety data from the 120-day safety submission to the FDA.

I'm actually pleased this morning to report that the 120-day safety update will be filed on time tomorrow with the FDA, completing the reporting of safety data to the FDA for consideration as part of their review for the KRYSTEXXA BLA.

We reported on February 12 that our independent and company experts concluded that there is not an all cause death imbalance in the trial. The company believes the Adjudication report of the cardiovascular events has improved, the understanding of the cardiovascular risk and along with the proposed REMS program, will improve the likelihood of a positive outcome at Advisory Committee and for final approval.

The company firmly believes the benefit to risk profile of the safety and efficacy of KRYSTEXXA is highly favorable for the treatment-failure population who is severely crippled by pain and has significant disability and we look forward to an Advisory Committee meeting where we can demonstrate our convictions and beliefs backed by the data that we have generated for this very ill population.

As a company, we've now commenced the final conversion from a predominantly development stage company to a commercial entity. We've already begun the manufacturing and have shipped to the U.S. a significant quantity of bulk pegloticase products to ensure adequate launch supply and several months of supply beyond launch. When we receive final labeling, we will fill and finish the product for distribution here in the United States, and will continue to manage closely our technology transfer from the BTG facility to Diosynth here in the U.S. as our secondary API supplier. We anticipate that is U.S. facility will be approved as early as late 2010.

Our team of Medical Science Liaisons has recently begun interacting with many thought leaders in rheumatology across the country. A key objective here is to raise awareness to the practicing physician of the unmet medical needs in the treatment-failure population. The Savient sponsored Natural History Study, titled "Quality of Life and Disability In Patients with Treatment-Failure Gout" was recently approved for publication.

This publication will appear in the May issue of the Journal of Rheumatology. This is not a study of patients on KRYSTEXXA therapy, but it is current best practices in treating patients with treatment-failure gout. This journal article is authored by several of the leading rheumatology gout experts in the United States. One hundred and ten of their patients were treatment-failure gout patients, were followed for one-year in their practices. These authors concluded the study provides evidence that symptomatic treatment-failure gout has a significant impact on patient's health-related quality of life and disability, especially in the realm of physical functioning. We believe these studies clearly demonstrate the enormous unmet medical need in this gout population and the growing needs for new therapeutic options like KRYSTEXXA.

Most of you are aware of the recent approval of febuxostat. We view this as a very positive sign and we feel this approval will help build the entire market and that it importantly signifies that the regulatory authorities also agree there need to be new treatment options for these patients suffering from either general gout or treatment-failure gout. When we do an evaluation of the febuxostat approved U.S. label, we see the indication for febuxostat is as a xanthine oxidase inhibitor indicated for the chronic management of hyperuricemia in patients with gout and is not recommended for the treatment of asymptomatic hyperuricemic patients.

When you compare this label, this approved febuxostat label, to our proposed label submission, we have submitted KRYSTEXXA as a biologic PEGylated uricase indicated for treatment-failure gout, to control hyperuricemia and the managed signs and symptoms of gout including the improvement of tophi, improvement of chronic pain, improved physical functioning and a decreased frequency of flares.

If the FDA agrees with our submission and grants us this label, which should be very clear that we are in distinct populations and the drugs are intended for totally different outcomes. KRYSTEXXA would be the first gout therapy indicated to derive medically and clinically relevant improvements in patients, and we also believe that the medical management goals for the treatment-failure population are different and distinct than the medical goals for the general gout population, where xanthine oxidase inhibitors like allopurinol and febuxostat are targeted. The goals for the treatment-failure population are to rapidly eliminate tophi, reduce or eliminate flares, improve chronic pain by lowering the total urate pool, which will lead to an overall improvement in physical functioning and health-related quality of life in these patients.

Before we turn the call over to Q&A, I'd like to reiterate our belief that we currently have sufficient cash to operate the company through the anticipated approval of KRYSTEXXA and its commercial launch. We have and continue to have plans in place that pace our spending on the ramp-up to commercial launch with the FDA approval process. That being said, to be very clear the management and our Board continually evaluate the financial position and financing needs of the company.

I also want to make mention that the management of the Company and the Board also continue to remain open to various strategic alternatives for KRYSTEXXA and the Company, including global partnering as part of the commercialization of KRYSTEXXA both here in the United States and internationally, as a means of increasing shareholder value.

So in summary, the Company firmly believes that the benefit to risk profile of the safety and efficacy of KRYSTEXXA is highly favorable for the treatment-failure population who is so severely crippled by pain and has significant disability. And we look forward to an Advisory Committee meeting where we can demonstrate our convictions and beliefs backed by the data that we have generated in this very ill population.

At this time, I'd like to turn the call back over to the operator, so we can open up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. And we'll go first to Eric Varma with Leerink Swann.

Q - Eric Varma:

Hi, good morning. I have a quick question and a follow-on about febuxostat. If you can just kind of remind us how the CV incidence is compared between febuxostat and pegloticase and in addition, if you think that febuxostat might be a good use for maintaining therapy for patients who started on pegloticase and then normalized uric acid.

A - Paul Hamelin:

Yes. First of all, I would really refer you and suggest that you should go back in and listen to the Advisory Committee Panel presentation and the Cardiovascular Adjudication that was presented by Takeda at that time as a good source of quality information. I think what was reported at that time was, the Cardiac Adjudication, one has to remember is in a totally different population, so that febuxostat trials were in general gout population, which had a far lower cardiovascular risk profile in study entry, than what was in our pegloticase trial group. So it's hard to compare the cardiac adjudication between the two study groups. Having said that, as you know, there was an imbalance in the febuxostat trials as well and despite having an imbalance in that trial, the Committee and the Agency ultimately approved febuxostat. So, as I mentioned earlier, I think that's a positive signal for us as we continue to go through the review process with the FDA on pegloticase.

Q - Eric Varma:

And then on using febuxostat potentially as maintaining -- after uric acid normalization on pegloticase?

A - Paul Hamelin:

Yeah. At this point in time, we've not conducted any trials going into if you will, step-down or crossover therapies to oral xanthine oxidase and anything of that nature. You know, our trials were predominantly and I think 82% of the patients in our trials could not take allopurinol because they were medically contraindicated. So there is no alternative right now, although to your point, maybe some of these patients in the future might be able to tolerate or handle febuxostat after a course of therapy on pegloticase or KRYSTEXXA.

Operator: Our next question comes from Salveen Kochnover with Collins Stewart.

Q - Salveen Kochnover:

Thank you for taking my questions. Do you intend -- or do you intend to submit any additional amendments to the FDA ahead of a potential upcoming panel and any time point for potential panel?

A - Paul Hamelin:

Yeah, Salveen, right now we filed a number of amendments, late in January, right now we do not see filing any additional amendments going forward. The totality of the data and the studies has gone in. We continue to respond to questions and inquiries that we get from the FDA but we do not see beyond our 120-day safety update filing which will go in tomorrow into the FDA.

Q - Salveen Kochnover:

So the briefing book that was submitted is sufficient?

A - Paul Hamelin:

Yeah. Well, the briefing book of course is the summation of all of the work that we've submitted in the BLA and in the subsequent amendments that we filed late in January. So it reflects all of that.

Q - Salveen Kochnover:

All right and then just one other question, just given the amendments for the BLA on the REMS, what patient population particularly are you currently targeting? And how many patients do you feel fit these restrictions?

A - Paul Hamelin:

Yeah, the amendments and everything still represents the same clinical trial population that we've been studying in the last few years. It is that treatment-failure population. And we always believe going back actually to our 2002 orphan application that the treatment-failure population is less than 200,000 here in the United States. And in fact we've refined that in the recent years through market research. And we have noted that this research indicates the population, the treatment-failure population is probably between 25,000 and 125,000 patients. But we have to recognize not all of these patients are sitting in rheumatology practices today, they are actually scattered through the health care system. So we do not expect, even though a number of these treatment-failure populations are in the primary care process, we do not expect, that primary care physicians will infuse these products. So the first few years, we'll actually treat the patients who are in the treatment-failure population that is in the rheumatology current practices, and we feel that there's plus or minus about 50,000 patients in current rheumatology practices that would be candidates for KRYSTEXXA. And then I think longer term we would look to mobilize the treatment-failure of patients who are already in primary care practices and try to mobilize those and move those to the rheumatology practices, were they might be able to get a course of KRYSTEXXA.

Operator: And we'll go next to Kim Lee with Pacific Growth Equities.

Q - Kim Lee:

Good morning. Just a couple of questions, first, can you give us an update on your pre-launch outreach program and any feedback that you've received so far from U.S. payers and even the European government?

A - Paul Hamelin:

Yeah. Kim, you know we've got a number of different activities in our kind of pre-launch marker preparation activities. Several on the managed care side, and as we have noted, we have some medical science liaisons now out here in United States interacting with rheumatology thought leaders. Both of those have been very good, yet early outreach programs. Our managed care meetings have gone very well, the product seems to be very well received and people understand that this is a high unmet medical need in this treatment-failure population. And so the managed care discussions have gone well as have discussions with thought leaders. We've seen increasing trends in our market research, here in United States, physicians and rheumatologists really understanding and acknowledging the unmet medical need in the high level of pain and disability that these treatment-failure patients represent. So again, a very good work that way and we feel we're making some excellent progress.

In Europe, we've spent less time as we have less resources, we do try to spend time at the European rheumatology meetings from a Congress standpoint and we've had some good successes that way. I think frankly, one of the biggest impacts well come from this Journal of Rheumatology article, which is now accepted for publication and it will be out in the May issue. This is clearly going to, we believe, establish the severe disability and pain in the loss of quality of life and health-related quality of life that exist in this population. And so, I think that's a just a terrific publication to really boost everyone's understanding of this true unmet medical need.

Q - Kim Lee:

And also, can you also remind us of your time lines for an EMEA filing?

A - Paul Hamelin:

Yeah. We've been focusing a great preponderance of our efforts here on the U.S. approval process and priority review and Advisory Committee. We continue to make progress on our European filing and we anticipate filing yet this year in Europe. And we continue to work that way, but again our focus really is on our U.S. activities. We also want to make mention, that we did receive an official letter this week from the FDA which communicated to us that our PDUFA date is actually on August 1, 2009. Now that is a Saturday and being it is a Saturday, we assume that we will receive a response from the FDA either shortly before or shortly after that Saturday, August 1 day. And that's a little bit different than the date we publicly announced that being July 30, that was based on verbal communication that we'd had from the Agency and this formal letter that we received is now that formal PDUFA date of August 1, 2009.

Operator: Our next question is from Rachel McMinn with Cowen.

Q - Rachel McMinn: [Audio Disturbance]

A - Paul Hamelin:

Good morning, Rachel. Rachel, we could not make out a single word of your questions. I'm not sure where the technical difficulty lies there. But can you try again? Rachel? Well, Rachel can you may be --.

Q - Rachel McMinn:

Can you hear me now? Sorry about that.

A - Paul Hamelin:

Much better.

Q - Rachel McMinn:

All right. Sorry about that. I'm having headset trouble, sorry about that. So the first question is, you talked a little bit about Europe and your strategic options, can you talk about -- you mentioned that you're opened to but I'm just wondering how active you are there? And then secondly on your BLA filing, you've made all these amendments here, has that impacted your view on pricing at all?

A - Paul Hamelin:

We as a company, and I know we have stated this on couple of past calls, and really want to reiterate here again today. We're extremely focused on all of our activities as it relates to the approval process and doing everything we can that way. Having said that, you know, we as a Board, and we as management team with the Board, in conjunction with our advisers, continually examine all kinds of strategic options and potential partnerships in a way to optimize shareholder value. So, we remain very open to those things. I really don't want to comment any deeper than that on any discussions that may or may not be happening. But we remain open to this but our focus truly is on preparing for Advisory Committee and getting a favorable review process here in the U.S.

As it relates to the second part of your question about pricing. As you'll recall, I think, you and I have talked on past calls about we did embark this fall on a -- or the fall of 2008, on a global quantitative pricing study. And we had indicated that the final results of that study would be in in February, and indeed, we have those study results. So we are very pleased with the outcome, we're very pleased with the process and the depth of information that we received from physicians and payers in Europe, and physicians and payers here in the United States. But I've stated in the past, I really don't want to comment about what the research states as it relates to pricing recommendations because we still have to go the next step, which is ultimately to see what a final U.S. label would be in order to set the final U.S. pricing. So anything that I would say as it relates to specific pricing right now would be way to premature and preliminary because we don't have our final approved label within the U.S. And the same thing is true over in Europe. We would need to see what the label would be over in Europe before we could ultimately determine the final price in Europe as well.

Q - Rachel McMinn:

Just a quick follow-up on FDA inspections, any update there on manufacturing?

A - Paul Hamelin:

Yes. Actually, we have an inspection going on today in our facilities here. And we continue to have, we reported two weeks ago about a number of inspections that are set up and lined up and those are in process and ongoing. So we continue to have open activities and the inspections going on with the FDA.

Operator: And we'll go to Andrew Vaino with Roth Capital.

Q - Andrew Vaino:

Hi, just a quick follow-up on that one, in terms of FDA inspections, you mentioned ongoing there where you were, is there any update on the FDA inspections at the API manufacturing site in Israel?

A - Paul Hamelin:

Yeah, we continue to dialog with the FDA, we wanted to obviously reschedule that, we reported a couple of weeks ago that we had an inspection date that was agreed upon and both ourselves and the agency was prepared to do that, but due to travel restrictions, we had to cancel that. So we continue to be in dialog with the FDA and we continued to attempt to reschedule this, but we need regional stability to settle in so that we can get final dates on the calendar.

Q - Andrew Vaino:

Okay. And secondly, you guys have had a couple of fairly substantial management changes in the past three months, can we expect any more changes going forward or is this most likely done?

A - Paul Hamelin:

Yeah,and again in that case, our business, the pharmaceutical or specialty pharmaceutical is a dynamic business, and there is a lot of volatility and various things that soon. So we don't anticipate if there will be or won't be any additional changes going forward in the company.

Operator: We will go next to Eun Yang with Jefferies & Co.

Q - Eun Yang:

Thanks very much. Could you give us an update on the re-treatment study that you have planned and secondly, would you have some data in hand when you have a panel meeting, FDA panel meeting sometime in June?

A - Paul Hamelin:

Yeah. We have filed, as mentioned earlier, within our 120-day safety update which will go in tomorrow, and earlier filings, we've included the re-treatment to re-exposure. So there is -- that's already been submitted. It will go in and again and a submission tomorrow and there is really nothing to update as it relates there other than what we've reported in the past, which there have been no unexpected events or anything upon re-exposure in the small number of patients that have been re-exposed to the drug.

Q - Eun Yang:

Okay, thanks. And then last question is on your financial assumptions and you had mentioned earlier that you guys are going to also -- going to be preparing for commercial launch of the product this year. And can you kind of give us a little bit more detail on how many sales reps that -- are you thinking and how many kind of the amount that you'll spend before drug is approved?

A - Paul Hamelin:

Yes, let me -- as it relates to the personnel ramp-up, we have sized our needs to basically be 66 people at the field-level; 60 of those being sales representatives and 6 being regional managers to manage ten individuals each. Now, the hiring for those is very late in the approval process, the actual hiring of 60 sales representatives we will not do until we have an approval from the FDA. So right now, if filing our current PDUFA timeline of August 1 we receive approval on August 1, then we would do the sales rep hiring after that time, and we would immediately move to a launch. The district sales managers, we would hire earlier than that, but again in a very staged and a very cash conserving way. So those from an overall burn and ramp standpoint are still out into our future.

Operator: We'll go next to John Newman with Oppenheimer.

Q - John Newman:

Hi, guys. Thanks for taking my question. Can you make any comments on what the safety looks like in the 120-day safety update and also do you think there is any possibility that you can have a joint panel potentially with rheumatology and also safety? Thanks.

A - Paul Hamelin:

Yeah, John. We reported, Dr Simon reported actually on February 12 all the safety information as it relates to both our randomized controlled trials and our open label extension and the 120-day safety update, so substantially everything that we have from a safety standpoint has been reported as of two weeks ago. We also, as it relates to, I'm sorry John, the second part of your question was -- ?

Q - John Newman:

I'm just wondering, if you think there is any possibility of a joint FDA panel between the rheumatology division and potentially also the safety division?

A - Paul Hamelin:

Yeah. It's hard to speculate at this point in time, who the actual panel members will be as the FDA goes through that process. So, we just don't have any idea and won't know until much closer to the Advisory Committee itself.

Q - John Newman:

Okay. Just one last one, the APTC analysis that you guys previously conducted, you mentioned that you talked about the sort of the full breadth of exposure; did the APTC analysis encompass the Phase 3 portion of the extension trial, and also this 120-day safety update as well?

A - Paul Hamelin:

Yeah. What Dr. Simon reported on two weeks ago was APTC, non-APTC of the Phase 3 trials, which I just went through and repeated again here just a little bit earlier on the call, but he also reported on the APTC and non-APTC of the open label extension and of the Phase 2. But again, we have to keep in mind the Phase 2 and the open label extension have no comparator arms. There is no one on placebo. They're all on drug. So the meaningful information in those two populations really doesn't have a lot of meaning, where the meaning is important is in the randomized controlled trial where you do have a placebo arm. So it's hard to, you can't add those or you can't pull those together just because they're just totally different populations, if you will, or without controls.

Operator: We will take our next question from Carol Werther with Summer Street Research.

Q - Carol Werther:

Hello, thank you. Could you just update us on how much product you can make in the current plant?

A - Paul Hamelin:

Yeah. We have a number of batches that we already have here that have been shipped from our API manufacturing in -- at BTG in Israel. And those are here in our fill finish supplier which Enzon in Indianapolis. So we've already brought over a number of batches, and we believe that the number of batches that we currently have here in the United States at Enzon is very sufficient for launch and several months after launch here in the U.S. So we think we're in pretty good shape from a product supply standpoint.

Q - Carol Werther:

So, can you give a sort of an estimate of how many patients you might be able to treat, or how many several months you think you've got product for?

A - Paul Hamelin:

I understand the question that you're asking, looking for numbers of patients and/or number of batches or number of vials that we have in United States. I prefer actually not to get into that level of detail. But just please feel confident that we have large quantities in several months of post-launch product here in the U.S. and we continue to make product and bring it over from BTG to Enzon as well. So in the future we'll continue to bring product over.

Operator: And our final question comes from Kim Lee with Pacific Growth Equities.

Q - Kimberly Lee:

Great, just as a follow-up question, a financial question. The R&D expenses for this past quarter, would you say that would be a good base to start Q1 '09?

A - Paul Hamelin:

Kim, I'm going to throw it over to David.

A - David Gionco:

Hi, Kim, this is David. The -- in the quarter, we produced a fair amount of batches that Paul just touched on in the amount of about $4 million that is included in the R&D amount, as well as some other excipient materials in the amount of $2 million. So that impacted the quarter fairly significantly in our stock up of inventory for KRYSTEXXA. As far us going forward, we typically don't provide guidance, and so I'd rather not comment on that but hopefully give you a little idea of what occurred in the quarter.

Q - Kimberly Lee:

Right. And do you expect to make additional batches this quarter? Or are you finished with that for now?

A - David Gionco:

We do, but not at the same level.

Q - Kimberly Lee:

Okay. Great, thanks.

A - David Gionco:

Thanks.

Operator: That does conclude our question-and-answer-session. At this time I'd like to turn the conference back over to Paul Hamelin for any additional or closing comments.

Paul Hamelin, President, Principal Executive Officer

Thank you everyone, and thank you, to the operator. We've made tremendous progress over the last several months and we believe that we're going to be well prepared for the upcoming Advisory Panel, when it is rescheduled and we continue to respond to review-related questions from the FDA as they arise. The members of the Savient team, the BLA Oversight Committee of our Board and a panel of experts who've worked tirelessly, and we appreciate everyone in the Company and the effort that they are putting forward to this review process. We're looking forward to the future ahead as KRYSTEXXA if approved will provide a great hope to those patients who are suffering from this very painful and debilitating treatment-failure gout. Thank you everybody.

Operator: That does conclude today's conference call. Thank you for your participation. You may disconnect at this time.